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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NVIDIA Corporation:

   We consent to incorporation by reference in the registration statement (No. 333-74905) on Form S-8 of NVIDIA Corporation of our report dated March 6, 2000, relating to the balance sheets of NVIDIA Corporation as of January 30, 2000 and January 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, the one-month period ended January 31, 1998, and each of the years in the two-year period ended January 30, 2000, and the related schedule, which report appears in the January 30, 2000 annual report on Form 10-K of NVIDIA Corporation.

                                          /s/ KPMG LLP

Mountain View, California
March 10, 2000